Exhibit 99.1

News Release

Brad Casper Promoted to Vice President and Chief Commercial Officer

Frederick, MD., May 26, 2015 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced the promotion of Bradford B. Casper to vice president and chief commercial officer.

In his new position, Mr. Casper will continue oversight of the Company’s strategic initiatives. He will also assume increased responsibilities, including leadership of the Company’s sales, marketing and product development efforts as well as business unit performance.

“Brad’s outstanding results leading our strategic team for the last four years and deep understanding of our markets make him the ideal candidate for this role,” said Bryan Shinn, U.S. Silica president and chief executive officer. “As CCO, Brad will provide clear leadership to continue to aggressively grow our business organically and via mergers and acquisitions while further strengthening our best in class capabilities,” he added.

Mr. Casper has served as the Company’s vice president of strategy since May, 2011. Prior to joining U.S. Silica, he held various positions within Bain & Company, Inc., most recently as a principal from July 2010 to May 2011. Mr. Casper earned a B.S. degree in accounting from the University of Illinois at Urbana-Champaign and an MBA from the Wharton School at the University of Pennsylvania.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 115-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, Houston, Texas and Shanghai, China. The Company operates on a platform of ethics, safety and sustainability. U.S. Silica is a founding member of Wisconsin Industrial Sand Association (WISA) and has been recognized by the Wisconsin Department of Natural Resources (WDNR) as a partner in the WDNR Green Tier program. In becoming a Green Tier participant, U.S. Silica demonstrates its commitment to achieving superior environmental and economic performance.

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

# # #